CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the Prospectus of Timebeat.Com Enterprises, Inc. dated April 19, 2001 of our report dated August 14, 2000, on our audits of the consolidated financial statements and financial statement schedules of Timebeat.Com Enterprises Inc., as of March 31, 2000 and March 31, 1999, and for the years ended March 31, 2000, March 31, 1999 and March 31, 1998 and for the period from April 1, 1993 to March 31, 2000, which report is included in the Prospectus dated April 19, 2001.


                                        /s/ Campbell, Saunders & Co.
                                        Campbell, Saunders & Co.
                                            Chartered Accountants

Vancouver, B.C.
Canada
April 19, 2001